 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON                     ,
                                      1996
                                                     REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                                  ANIXTER INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                                                                   36-2361285
  (State or other jurisdiction of                                                    (I.R.S. Employer
  incorporation or organization)                4711 GOLF ROAD                      Identification No.)
                                            SKOKIE, ILLINOIS 60076
                                                (847) 677-2600

              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                           -------------------------
                           ANIXTER INTERNATIONAL INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                                                                   94-1658138
  (State or other jurisdiction of                                                    (I.R.S. Employer
  incorporation or organization)      2 NORTH RIVERSIDE PLAZA, SUITE 1900           Identification No.)
                                            CHICAGO, ILLINOIS 60606
                                                (312) 902-1515

              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                           -------------------------

                                 JAMES E. KNOX
               SENIOR VICE PRESIDENT, GENERAL COUNSEL & SECRETARY
                           ANIXTER INTERNATIONAL INC.
                      2 NORTH RIVERSIDE PLAZA, SUITE 1900
                            CHICAGO, ILLINOIS 60606
                                 (312) 902-1515
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           -------------------------

                                with a copy to:

          Ronald B. Given                                                     Benjamin F. Garmer, III
        Mayer, Brown & Platt                                                      Foley & Lardner
      190 South LaSalle Street                                               777 East Wisconsin Avenue
      Chicago, Illinois 60603                                                Milwaukee, Wisconsin 53202

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     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
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    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
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                        CALCULATION OF REGISTRATION FEE
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                TITLE OF EACH                        AMOUNT         PROPOSED MAXIMUM    PROPOSED MAXIMUM
             CLASS OF SECURITIES                     TO BE           OFFERING PRICE    AGGREGATE OFFERING      AMOUNT OF
               TO BE REGISTERED                    REGISTERED         PER UNIT(1)           PRICE(1)          REGISTRATION
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  Debt Securities.............................     $200,000,000           100%            $200,000,000          $68,966
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  Guarantee of Debt Securities(2).............          --                 --                  --                --(3)
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(1) Estimated in accordance with Rule 457(a) under the Securities Act of 1933 solely for purposes of calculating the registration fee.
(2) The Debt Securities being registered will be guaranteed by the Parent Company Registrant.
(3) No additional consideration will be paid by the purchasers of the Debt Securities for the Guarantee. Pursuant to Rule 457(n), no separate registration fee is required for the Guarantee.
                           -------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD
     BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                SUBJECT TO COMPLETION, DATED             , 1996

PROSPECTUS

                                  $200,000,000

                                  ANIXTER INC.

                                DEBT SECURITIES

              PAYMENT OF PRINCIPAL, PREMIUM (IF ANY) AND INTEREST
            UNCONDITIONALLY GUARANTEED BY ANIXTER INTERNATIONAL INC.

                            ------------------------

     Anixter Inc. (the "Company") may from time to time offer up to $200 million aggregate principal amount, or, if applicable, the equivalent thereof in one or more foreign currencies or currency units, of its unsecured debt securities consisting of notes, debentures or other evidences of indebtedness (the "Debt Securities"). The Debt Securities may be offered as separate series in amounts, at prices and on terms to be determined at the time or times of sale. An accompanying supplement to this Prospectus (the "Prospectus Supplement") will set forth the specific terms and conditions of the Debt Securities offered thereby, including, where applicable, the specific designation, aggregate principal amount, denominations, maturity, rate or rates and time or times of payment of interest, any terms for redemption, any terms for sinking or analogous fund payment(s), the initial public offering price, the proceeds to the Company and any other specific terms in connection with the offering and sale of such Debt Securities. In the event of the issuance of Debt Securities at original issue discount, the aggregate principal amount of Debt Securities offered hereby will be a higher amount, provided that the total price at which Debt Securities are sold to the public pursuant to this Prospectus will not exceed $200 million, or the equivalent thereof in one or more foreign currencies or currency units.

     The Debt Securities will be general unsecured obligations of the Company ranking pari passu with all other senior indebtedness and obligations of the Company and senior in right of payment to all subordinated indebtedness and obligations of the Company. Pursuant to the terms of the Indenture (as defined herein), the Debt Securities will be unconditionally and irrevocably guaranteed (the "Guarantee"), on a senior unsecured basis, by Anixter International Inc., the parent corporation of the Company (the "Guarantor"). See "The Guarantor" and "Description of Debt Securities -- Guarantee."

     The Company may sell the Debt Securities to or through underwriters or dealers, and may also sell Debt Securities directly to other purchasers or through agents designated from time to time by the Company. See "Plan of Distribution." The names of such underwriters, dealers or agents, any applicable commissions or discounts and the net proceeds to the Company from the sale of the Debt Securities will be set forth in the accompanying Prospectus Supplement.

     The Company may make application to list one or more series of Debt Securities on one or more national securities exchanges. Any such application to list Debt Securities will be described in the accompanying Prospectus Supplement.

     This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by the Prospectus Supplement applicable to the Debt Securities being sold.

                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               The date of this Prospectus is             , 1996.

                             AVAILABLE INFORMATION

     The Guarantor is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Guarantor can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and at the Internet web site maintained by the Commission at http://www.sec.gov. In addition, such reports, proxy statements and other information concerning the Guarantor can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company and the Guarantor have filed with the Commission a Registration Statement on Form S-3 (together with any amendments thereto, the "Registration Statement") (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed or incorporated by reference as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Debt Securities, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Guarantor with the Commission pursuant to the Exchange Act are hereby incorporated herein by reference:

          1. The Guarantor's Annual Report on Form 10-K for the year ended December 31, 1995.

          2. The Guarantor's Quarterly Reports on Form 10-Q for the quarters ended March 29, 1996 and June 28, 1996.

     All documents filed by the Guarantor pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Guarantor will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents that have been or may be incorporated in this Prospectus by reference (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to James E. Knox, Senior Vice President, General Counsel & Secretary, Anixter International Inc., 2 North Riverside Plaza, Suite 1900, Chicago, Illinois 60606 (Telephone: (312) 902-1515).
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     Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$", "dollars", "U.S. dollars" or "U.S. $").

                                  THE COMPANY

     The Company is a leading supplier of wiring systems, networking and internetworking products for voice, data and video networks and electrical power applications in North America, Europe, Asia and Latin America. The Company stocks and/or sells a full line of these products from a network of 85 locations in the United States, 19 in Canada, 17 in the United Kingdom, 28 in Continental Europe, 10 in Latin America, 6 in Australia, and 11 in Asia. The Company sells approximately 80,000 products to over 60,000 active customers and works with over 2,000 suppliers. Its customers include international, national, regional and local companies that are end users of these products and engage in manufacturing, communications, finance, education, health care, transportation, utilities and government. Also, the Company sells products to resellers such as contractors, installers, system integrators, value added resellers, architects, engineers and wholesale distributors. The Company's average order size is approximately $1,600.

     The products sold by the Company include communication (voice, data and video) products used to connect personal computers, peripheral equipment, mainframe equipment and various networks to each other. The products include an assortment of transmission media (copper and fiber optic cable) and components, as well as active data components for networking applications. The Company sells products that are incorporated in local area networks ("LANs"), and the internetworking of LANs to form wide area networks ("WANs"). The Company's products also include electrical wiring system products used for the transmission of electrical energy and control/monitoring of industrial processes.

     Increasingly, the Company's end user customer base is seeking complete solutions to their network infrastructure needs as opposed to just networking products. Therefore, in some circumstances the Company is providing network design advice through its sales engineers prior to major sales commitments as well as project management, staging and configuration during customer project implementation, and customer training. On a post sale basis the Company provides network trouble shooting, maintenance and warranty services. The Company's service offerings do not include cable system installation, application software development or the provision of terminal devices. The Company has designed its services to be compatible with and not competitive to the principal activities of its reseller customer base.

     Prior to 1989, the Company's operations were primarily limited to North America and the United Kingdom. In 1989, the Company made a major commitment to expand its operations into the international voice, data and video communications market. Since then, the Company has opened businesses throughout Western Europe and in significant markets in the Pacific Rim (other than Japan and Korea) and Latin America.

     An important element of the Company's business strategy is to develop and maintain close relationships with its key suppliers, which include the world's leading manufacturers of networking and electrical wiring systems products. Such relationships stress joint product planning, inventory management, technical support, advertising and marketing. In support of this strategy, the Company does not compete with its suppliers in product design or manufacturing activities. Approximately 47% of the Company's purchases in 1995 were from its five largest suppliers.

     The Company competes with distributors and manufacturers who sell products directly or through existing distribution channels to end users or other resellers. In addition, the Company's future performance could be subject to economic downturns and possibly rapid changes in applicable technologies. To guard against inventory obsolescence, the Company has negotiated various return and price protection agreements with its key suppliers. Although the Company's relationships with its suppliers are good, the loss of a major supplier could have a temporary adverse effect on the Company's business but would not have a lasting impact since comparable products are available from alternate sources.

     The Company is incorporated in the State of Delaware and its principal offices are located at 4711 Golf Road, Skokie, Illinois 60076. The Company's telephone number is (847) 677-2600.

                                 THE GUARANTOR

     The Guarantor, formerly known as Itel Corporation, is primarily engaged in providing networking and cabling solutions for network infrastructure requirements through the Company, its sole operating subsidiary. See "The Company." As of June 28, 1996, the Guarantor also owned approximately 31% of ANTEC Corporation and its subsidiaries (collectively "ANTEC"), and certain assets which are held for sale. The Guarantor is incorporated in the State of Delaware and its principal offices are located at 2 North Riverside Plaza, Suite 1900, Chicago, Illinois 60606.

     As of June 28, 1996, the market value of the Guarantor's 7,113,500 shares of ANTEC common stock was approximately $113 million compared with a carrying value of $75.4 million. ANTEC is a publicly traded communications technology company, specializing in the design and engineering of hybrid fiber/coax (HFC) broadband networks and the manufacturing, materials management and distribution of products for these networks.

     The principal assets held for sale at June 28, 1996, are those of Signal Capital Corporation ("Signal Capital"). The financial business of Signal Capital has been classified as assets held for sale in the Guarantor's consolidated financial statements since its acquisition in 1988. The approximately $27 million of Signal Capital assets at June 28, 1996, represents approximately 2% of the original acquired Signal Capital assets. The Guarantor continues to liquidate the acquired Signal Capital assets in an orderly manner that maximizes their value to shareholders and no material amounts of new loans or investments are being made by Signal Capital.

                                USE OF PROCEEDS

     The Company currently intends to use the net proceeds from the sale of any Debt Securities for general corporate purposes, which may include the reduction of indebtedness, possible acquisitions and such other purposes as will be stated in any Prospectus Supplement. Pending such use, the net proceeds may be temporarily invested in short-term investment securities or deposited in interest-bearing accounts. The precise amounts and timing of the application of proceeds will depend upon the funding requirements of the Company and the availability of other funds.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     Set forth below are the ratios of earnings to fixed charges (unaudited) for the Company for the six months ended June 28, 1996 and for the last five years:

                             YEAR ENDED DECEMBER 31,
SIX MONTHS ENDED     ----------------------------------------
 JUNE 28, 1996       1995     1994     1993     1992     1991
- ----------------     ----     ----     ----     ----     ----
       2.4           3.2      3.0      1.7      1.6      1.2

     For the purpose of computing the ratios of earnings to fixed charges, earnings consist of income of the consolidated Company from continuing operations before provision for income taxes and fixed charges, and fixed charges consist of interest and financing fees on long-term debt and that portion of rental expense deemed to represent interest.

                       DESCRIPTION OF THE DEBT SECURITIES

     The Debt Securities will be issued under an Indenture (the "Indenture"),
dated as of             , 1996, by and among the Company, the Guarantor and The
Bank of New York, as Trustee (the "Trustee"). A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Indenture provides that Debt Securities may be issued from time to time in one or more series pursuant to the terms of one or more Officer's Certificates or supplemental indentures creating such series. The particular terms of each series, or of Debt Securities forming a part of a series, which are offered by a Prospectus Supplement ("Offered Debt Securities") will be described in such Prospectus Supplement.

     The following summaries of certain provisions of the Indenture and the Debt Securities do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture and any Officer's Certificates or any supplemental indentures relating thereto, including the definitions therein of certain terms. Wherever particular Sections or defined terms of the Indenture are referred to herein or in a Prospectus Supplement, such Sections or defined terms are incorporated by reference herein or therein, as the case may be.

GENERAL

     The Indenture provides that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. The Company may specify a maximum aggregate principal amount for the Debt Securities of any series. (Section 301) The Debt Securities are to have such terms and provisions which are not inconsistent with the Indenture, including terms and provisions relating to maturity, principal and interest, as the Company may determine. The Debt Securities will be unsecured unsubordinated obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

     The applicable Prospectus Supplement will set forth the price or prices at which the Offered Debt Securities will be issued and will describe the following terms of such Offered Debt Securities: (i) the title of such Offered Debt Securities; (ii) any limit on the aggregate principal amount of such Offered Debt Securities or the series of which they are a part; (iii) if other than the Trustee, the identity of each Security Registrar and Paying Agent; (iv) the date or dates, or the method by which such date or dates are determined or extended, on which the principal and premium (if any) of any of such Offered Debt Securities will be payable; (v) the rate or rates (which may be fixed or variable) at which any of such Offered Debt Securities will bear interest, or the method, if any, by which such rates will be determined, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, or the method by which such date will be determined, and the basis on which interest shall be calculated, if other than that of a 360-day year of twelve thirty-day months; (vi) if other than the fifteenth day next preceding an Interest Payment Date, the Regular Record Date with respect to an Interest Payment Date; (vii) the place or places, if any, other than or in addition to the Corporate Trust Office, where the principal of and any premium and interest on any of such Offered Debt Securities will be payable; (viii) the period or periods within which, the price or prices at which and the terms and conditions on which any of such Offered Debt Securities may be redeemed, in whole or in part, at the option of the Company; (ix) the obligation, if any, of the Company to redeem, repay or purchase any of such Offered Debt Securities pursuant to any sinking fund or analogous provision or at the option of the Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions on which any of such Offered Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to any such obligation; (x) the denominations in which any of such Offered Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (xi) if other than the currency of the United States of America, the currency, currencies or currency units in which the principal of or any premium or interest on any of such Offered Debt Securities will be payable (and the manner in which the equivalent of the principal amount thereof in the currency of the United States of America is to be determined for purposes of determining the principal amount deemed to be Outstanding at any time); (xii) if the amount of principal of or any premium or interest on any of such Offered Debt Securities may be determined with reference to an index, the manner in which such amounts will be determined; (xiii) if the principal of or any premium or interest on any of such Offered Debt Securities is to be payable, at the election of the Company or the Holder thereof, in one or more currencies or currency units other than those in which such Offered Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of any such amount as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made; (xiv) if other than the principal amount thereof, the portion of the principal amount of any of such Offered Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof; (xv) if applicable, that such Offered Debt Securities, in whole or any specified part, are defeasible pursuant to the provisions of the Indenture described under "Defeasance -- Defeasance and Discharge" or "Defeasance -- Covenant Defeasance", or under both such captions; (xvi) any addition to or change in the Events of Default applicable to any of such Offered Debt Securities and any change in the right of the Trustee or the Holders to declare the principal of and any premium or interest on any of such Offered Debt Securities due and payable; (xvii) any addition to or change in the covenants and definitions in the Indenture or in the provisions of the Indenture described under "Consolidation, Merger, Sale or Transfer" and under "Covenants"; (xviii) whether any of such Offered Debt Securities will be issuable in whole or in part in the form of one or more Global Securities and, if so, the respective Depositaries for such Global Securities and, if different from those described under the Indenture caption entitled "Registration, Registration of Transfer and Exchange," any circumstances under which any such Global Security may be exchanged for Offered Debt Securities registered, and any transfer of such Global Security may be registered, in the names of Persons other than the Depositary for such Global Security or its nominee; and (xix) any other terms of such Offered Debt Securities not inconsistent with the provisions of the Indenture. (Section 301) If specified in any applicable Prospectus Supplement, the Debt Securities of any series may be issued in bearer form, and if so issued, the applicable Prospectus Supplement will describe any additions to or changes in any of the provisions of the Indenture which are necessary to permit or facilitate such issuance. (Sections 301 and 901)

     Debt Securities, including Original Issue Discount Securities, may be sold at a substantial discount below their principal amount. Certain special United States federal income tax considerations (if any) applicable to Debt Securities sold at an original issue discount will be described in the applicable Prospectus Supplement. In addition, certain special United States federal income tax or other considerations (if any) applicable to any Debt Securities which are denominated in a currency or currency unit other than United States dollars will be described in the applicable Prospectus Supplement.

     Except to the extent that the covenants described under the captions "Certain Covenants of the Company and the Guarantor" and "Redemption at the Option of the Holders in Certain Circumstances" may otherwise provide, neither the Indenture nor the Debt Securities will contain any covenants or other provisions designed to afford Holders of the Debt Securities protection in the event of a highly leveraged transaction, change in credit rating or other similar occurrence involving the Company, the Guarantor or any of their respective Subsidiaries.

FORM, EXCHANGE AND TRANSFER

     Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities of each series will be issuable only in fully registered form, without coupons, and only in denominations of $1,000 and integral multiples thereof. (Section 302)

     At the option of the Holder, subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

     Subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with a written instrument of transfer duly executed) at the office of the Security Registrar or at one or more offices or agencies designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company or the Trustee will require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar being satisfied with the documents of title and identity of the person making the request. Unless otherwise set forth in the applicable Prospectus Supplement, the Company has appointed the Trustee as Security Registrar for each series of Debt Securities for the purpose of registering Debt Securities and transfers of Debt Securities at its Corporate Trust Office in New York, New York. (Section 305) Any other office or agency (in addition to the Security Registrar) initially designated by the Company for the registration and transfer of any Debt Securities will be named in the applicable Prospectus Supplement. The Company may at any time designate additional offices and agencies for the registration and transfer or exchange of any Debt Securities or rescind such designations, except that the Company will be required to maintain an office or agency in each Place of Payment for the Debt Securities of each series. (Section
1002)

     If the Debt Securities of any series are to be redeemed in part, the Company will not be required to (i) issue, register the transfer of or exchange any Debt Security of that series during a period beginning at the opening of business 15 days before the selection of such Debt Securities of that series to be redeemed and ending at the close of business on the day of the mailing of a notice of redemption; or (ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part. (Section 305)

GLOBAL SECURITIES

     Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities which will have an aggregate principal amount equal to that the Debt Securities represented thereby. Each Global Security will be registered in the name of a Depositary or a nominee thereof identified in the applicable Prospectus Supplement, and will be deposited with such Depositary or nominee or a custodian therefor.

     Notwithstanding any provision of the Indenture or any Debt Security described herein, no Global Security may be exchanged for Debt Securities registered in the name of, and no transfer of a Global Security may be registered to, any Person other than the Depositary for such Global Security or any nominee of such Depositary unless (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security or if the Company determines that the Depositary is unable to continue as Depositary and the Company thereupon fails to appoint a successor Depositary;
(ii) the Company executes and delivers to the Trustee a Company Order that such Global Security shall be so exchangeable and the transfer thereof so registerable; (iii) the Company provides for such exchange in creating such Global Security (which will be described in any applicable Prospectus Supplement); (iv) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities evidenced by such Global Security; or (v) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable Prospectus Supplement. All securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct. (Section 305)

     As long as the Depositary, or its nominee, is the registered Holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities represented thereby for all purposes under the Debt Securities and the Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificates representing Debt Securities in exchange therefor and will not be considered to be the owners or Holders of such Global Security or any Debt Securities represented thereby for any purpose under the Debt Securities or the Indenture. All payments of principal of and any premium and interest on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

     Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of the Company, the Guarantor, the Trustee, the Security Registrar, the Paying Agent or any agent of the Company, the Guarantor or the Trustee will have any responsibility or liability for (i) any aspects of the Depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests; (ii) the payments to the beneficial owners of the Global Security of amounts paid to the Depositary or its nominee; or (iii) any other matter related to the actions and practices of the Depositary. (Section 305)

     Secondary trading of notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a Global Security, in some cases, may trade in the Depositary's same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by the Depositary to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a Global Security upon the original issuance thereof may be required to be made in immediately available funds.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest. (Section 307)

     Principal and any premium and interest due on a Debt Security upon Maturity or upon redemption or repurchase will be paid by wire transfer (if appropriate instructions are received) against presentation and surrender of the Debt Security by the Holder thereof at the office of the Paying Agent. Interest payments on any Debt Security (other than interest due at Maturity or on redemption or repurchase) will be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register; provided that a Holder of Debt Securities of any series which pay interest on the same day and which are in an aggregate principal amount in excess of $10,000,000 may elect to receive payments of interest with respect to such series via wire transfer. (Section 307) The Paying Agent or Agents initially designated by the Company for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or one or more other offices or agencies where the Debt Securities may be presented or surrendered for payment and from time to time rescind such designations, except that the Company will be required to maintain an office or agency in each Place of Payment for the Debt Securities of a particular series. (Section 1002)

     All moneys paid by the Company to a Paying Agent or the Trustee for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of one year after such principal, premium or interest has become due and payable will be repaid to the Company, and the Holder of such Security thereafter may, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Paying Agent and the Trustee with respect thereto, and all liability of the Company as a trustee thereof, shall thereupon cease. (Section 1003)

GUARANTEE

     The Guarantor irrevocably and unconditionally will guarantee to each Holder and the Trustee the full and prompt performance of the Company's obligations under the Indenture and the Debt Securities, including the payment of the principal of, premium (if any) and interest on, the Debt Securities when and as the same shall become due and payable, whether at maturity, upon redemption, or by declaration of acceleration or otherwise. The Guarantee is a general unsecured obligation of the Guarantor, and will rank pari passu in right of payment with all existing or future unsubordinated indebtedness and obligations of the Guarantor.

     The Guarantor conducts substantially all of its business through the Company and its subsidiaries and does not own any material assets other than the stock of the Company, ANTEC and Signal Capital. See "The Guarantor." The Guarantor is dependent on the receipt of dividends or other payments from the Company, ANTEC and Signal Capital to make payments on the Guarantee of the Debt Securities. Certain provisions in the debt agreements of the Company and ANTEC currently restrict and in the future may prohibit such dividends or other payments. Such provisions and the restrictions they impose will be described in the accompanying Prospectus Supplement.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Indenture provides that neither the Guarantor nor the Company may consolidate with, or sell, lease or convey all or substantially all of their respective assets to, or merge with or into any other person or entity unless
(i) either the Guarantor or the Company, as applicable, is the continuing corporation, or the successor is a corporation organized and existing under the laws of the United States or a state thereof and the successor corporation expressly assumes by an indenture supplement the Guarantor's or the Company's obligations, as applicable, on the Debt Securities and under the Indenture; (ii) the Guarantor or the Company, as applicable, or the successor corporation, as the case may be, is not immediately after the merger or consolidation, or the sale, lease or conveyance, in default in the performance of any covenant or condition under the Indenture; and (iii) after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred or be continuing. (Section
801)

CERTAIN COVENANTS OF THE COMPANY AND THE GUARANTOR

     The Indenture contains certain covenants, described below, with respect to the incurrence of secured debt by the Guarantor, the Company and the Restricted Subsidiaries (as hereinafter defined), sale and leaseback transactions on the part of the Guarantor, the Company and the Restricted Subsidiaries, the transfer of principal facilities to any party other than the Guarantor, the Company and the Restricted Subsidiaries and the incurrence of funded debt by Restricted Subsidiaries of the Company. These covenants do not, however, focus on the amount of debt incurred in any transaction and do not otherwise afford protection to holders of the Debt Securities in the event of a highly leveraged transaction that is not in violation of the covenants. The Guarantor and the Company do not currently intend to include any covenants or other provisions affording such protection in the Debt Securities or any series thereof. If the Guarantor and the Company determine in the future that it is desirable to include covenants or other provisions of this type in any series of Debt Securities, they will be described in the Prospectus Supplement for that series.

  Limitations on Secured Debt

     The Indenture provides that so long as any Debt Securities are outstanding the Guarantor and the Company will not, and will not cause or permit a Restricted Subsidiary to, create, incur, assume or guarantee any Secured Debt (as hereinafter defined) or create any Security Interest (as hereinafter defined) securing any indebtedness existing on the date of the Indenture that would constitute Secured Debt if it were secured by a Security Interest, unless the Debt Securities will be secured equally and ratably (subject to applicable priorities of payment) by the Security Interest securing such Secured Debt or indebtedness, except that the Guarantor, the Company and the Restricted Subsidiaries may create, incur, assume or guarantee certain Secured Debt without so securing the Debt Securities. Among such permitted Secured Debt is indebtedness secured by (i) certain Security Interests to secure payment of the cost of acquisition, construction, development or improvement of property; (ii) Security Interests on property at the time of acquisition assumed by the Guarantor, the Company or a Restricted Subsidiary, or on the property or on the outstanding shares or indebtedness of a corporation or firm at the time it becomes a Restricted Subsidiary or is merged into or consolidated with the Guarantor, the Company or a Restricted Subsidiary, or on properties of a corporation or firm acquired by the Guarantor, the Company or a Restricted Subsidiary as an entirety or substantially as an entirety; (iii) Security Interests arising from conditional sales agreements or title retention agreements with respect to property acquired by the Guarantor, the Company or any Restricted Subsidiary; (iv) Security Interests securing indebtedness of a Restricted Subsidiary owing to the Guarantor, the Company or to another Restricted Subsidiary; (v) mechanics, and other statutory liens, arising in the ordinary course of business (including construction of facilities) in respect of obligations that are not due or that are being contested in good faith; (vi) liens for taxes, assessments or governmental charges not yet due or for taxes, assessments or governmental charges that are being contested in good faith;
(vii) Security Interests (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and, in case of judgment liens, execution thereon is stayed; (viii) certain landlords' liens on fixtures; (ix) Security Interests to secure partial, progress, advance or other payments or indebtedness incurred for the purpose of financing construction on or improvement of property subject to such Security Interests; and

(x) certain Security Interests in favor, or made at the request, of governmental bodies. Additionally, such permitted Secured Debt includes (with certain limitations) any extension, renewal or refunding, in whole or in part, of any Secured Debt permitted at the time of the original incurrence thereof. In addition to the foregoing, the Guarantor, the Company and the Restricted Subsidiaries may incur Secured Debt, without equally and ratably securing the Debt Securities, if the sum of (a) the amount of Secured Debt entered into after the date of the Indenture and otherwise prohibited by the Indenture plus (b) the aggregate value of Sale and Leaseback Transactions (as hereinafter defined) entered into after the date of the Indenture, and otherwise prohibited by the Indenture, does not exceed ten percent of Consolidated Net Tangible Assets (as hereinafter defined). (Section 1005)

  Limitations on Sale and Leaseback Transactions

     The Indenture provides that so long as any Debt Securities are outstanding the Guarantor and the Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless (a) the Guarantor, the Company or such Restricted Subsidiary would be entitled to incur Secured Debt permitted by the Indenture only by reason of the provision described in the last sentence of the preceding paragraph equal in amount to the net proceeds of the property sold, or transferred or to be sold or transferred pursuant to such Sale and Leaseback Transaction and secured by a Security Interest on the property to be leased without equally and ratably securing the Debt Securities, or (b) the Guarantor, the Company or a Restricted Subsidiary shall apply within 180 days after the effective date of such Sale and Leaseback Transaction, an amount equal to such net proceeds (x) to the acquisition, construction, development or improvement of properties, facilities or equipment which are, or upon such acquisition, construction, development or improvement will be, a Principal Facility or Facilities (as hereinafter defined) or a part thereof or (y) to the redemption of Debt Securities or (z) to the repayment of Senior Funded Debt (as hereinafter defined) of the Guarantor, the Company or of any Restricted Subsidiary (other than the Senior Funded Debt owed to any Restricted Subsidiary), or in part to such acquisition, construction, development or improvement and in part to such redemption and/or repayment. In lieu of applying an amount equal to such net proceeds to such redemption the Guarantor or the Company may, within 180 days after such sale or transfer, deliver to the Trustee Debt Securities (other than Debt Securities made the basis of a reduction in a mandatory sinking fund payment) for cancellation and thereby reduce the amount to be applied to the redemption of the Debt Securities by an amount equivalent to the aggregate principal amount of the Debt Securities so delivered. (Section 1006)

  Limitations on Transfers of Principal Facilities

     The Indenture provides that so long as any Debt Securities are outstanding the Guarantor and the Company will not, and will not cause or permit any Restricted Subsidiary to, transfer any Principal Facility to any party other than the Guarantor, the Company or a Restricted Subsidiary unless within 180 days after the effective date of such transaction an amount equal to the fair value of such Principal Facility at the time of such transfer is applied (i) to the acquisition, construction, development or improvement of properties, facilities or equipment which are, or upon such acquisition, construction, development or improvement will be, a Principal Facility or Facilities or a part thereof or (ii) to the redemption of the Debt Securities or (iii) to the repayment of Senior Funded Debt of the Guarantor, the Company or any Restricted Subsidiary (other than Senior Funded Debt owed to any Restricted Subsidiary), or in part to such acquisition, construction, development or improvement and in part to such redemption and/or repayment. In lieu of applying all or any part of such amount to such redemption, the Guarantor or the Company may, within 180 days after such transfer, deliver to the Trustee Debt Securities (other than Debt Securities made the basis of a reduction in a mandatory sinking fund payment) for cancellation and thereby reduce the amount to be applied to the redemption of the Debt Securities by an amount equivalent to the aggregate principal amount of the Debt Securities so delivered. (Section 1007)

  Limitations on Senior Funded Debt by Restricted Subsidiaries of Company

     The Indenture provides that so long as the Debt Securities are outstanding the Company will not permit any of its Restricted Subsidiaries to (a) create, assume or suffer to exist any Senior Funded Debt other than (i) Senior Funded Debt which is permitted to such Restricted Subsidiary as Secured Debt under the Indenture, (ii) Senior Funded Debt owed to the Guarantor, the Company or another Restricted Subsidiary, (iii) Senior Funded Debt of a corporation or other entity exiting at the time it becomes a Restricted Subsidiary or is merged with or into a Restricted Subsidiary, (iv) Senior Funded Debt of a corporation or other entity assumed by a Restricted Subsidiary in the acquisition of all or a portion of the business of such corporation or other entity, and (v) Senior Funded Debt existing as of the date of the Indenture, or (b) guarantee, directly or indirectly through any arrangement which is substantially the equivalent of a guarantee, any Senior Funded Debt of another Subsidiary except for (i) guarantees existing on the date of the Indenture, and (ii) guarantees of Senior Funded Debt permitted to a Restricted Subsidiary under the preceding clause (a). (Section 1008)

CERTAIN DEFINITIONS

     The following terms are defined substantially as follows in Section 101 of the Indenture and are used herein as so defined.

     "Consolidated Net Tangible Assets" means, in each case, with respect to the Guarantor (a) the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all liabilities and liability items, except for indebtedness payable by its terms more than one year from the date of incurrence thereof (or renewable or extendable at the option of the obligor for a period ending more than one year after such date of incurrence), capitalized rent, capital stock (including redeemable preferred stock) and surplus, surplus reserves and deferred income taxes and credits and other non-current liabilities, and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expenses incurred in the issuance of debt, and other like intangibles which, in each case, under generally accepted accounting principles in effect on the date of the Indenture would be included on a consolidated balance sheet of the Guarantor and its Restricted Subsidiaries, less (b) loans, advances, equity investments and guarantees (other than accounts receivable arising from the sale of merchandise in the ordinary course of business) at the time outstanding that were made or incurred by the Guarantor and its Restricted Subsidiaries to, in or for Unrestricted Subsidiaries or to, in or for corporations while they were Restricted Subsidiaries and which at the time of computation are Unrestricted Subsidiaries.

     "Principal Facility" means any land, building, machinery or equipment, or leasehold interests and improvements in respect of the foregoing, owned, on the date of the Indenture or thereafter, by the Guarantor, the Company or a Restricted Subsidiary, which has a gross book value (without deduction for any depreciation reserves) at the date as of which the determination is being made of in excess of one percent of the Consolidated Net Tangible Assets, other than any such land, building, machinery or equipment, or leasehold interests and improvements in respect of the foregoing which, in the opinion of the Board of Directors of the Guarantor (evidenced by a Board Resolution), is not of material importance to the business conducted by the Guarantor and its Subsidiaries taken as a whole.

     "Restricted Subsidiary" means (a) any Subsidiary other than an Unrestricted Subsidiary and (b) any Subsidiary that was an Unrestricted Subsidiary but which, subsequent to the date of the Indenture, is designated by the Guarantor and the Company (evidenced by a resolution of their respective Boards of Directors) to be a Restricted Subsidiary; provided, however, that the Guarantor and the Company may not designate any such Subsidiary to be a Restricted Subsidiary if the Guarantor or the Company would thereby breach any covenant or agreement contained in the Indenture (on the assumption that any transaction to which such Subsidiary was a party at the time of such designation and which would have given rise to Secured Debt or constituted a Sale and Leaseback Transaction at the time it was entered into had such Subsidiary then been a Restricted Subsidiary was entered into at the time of such designation).

     "Sale and Leaseback Transaction" means any sale or transfer made by the Guarantor, the Company or one or more Restricted Subsidiaries (except a sale or transfer made to the Guarantor, the Company or one or more Restricted Subsidiaries) of any Principal Facility that (in the case of a Principal Facility which is a building or equipment) has been in operation, use or commercial production (exclusive of test and start-up periods) by the Guarantor, the Company or any Restricted Subsidiary for more than 180 days prior to such sale or transfer, or that (in the case of a Principal Facility that is a parcel of real property not containing a building) has been owned by the Guarantor, the Company or any Restricted Subsidiary for more than 180 days prior to such sale or transfer, if such sale or transfer is made with the intention of leasing, or as part of an arrangement involving the lease of such Principal Facility to the Guarantor, the Company or a Restricted Subsidiary (except a lease for a period not exceeding 36 months made with the intention that the use of the leased Principal Facility by the Guarantor, the Company or such Restricted Subsidiary will be discontinued on or before the expiration of such period). Any Secured Debt permitted under the applicable section of the Indenture will not be deemed to create or be defined to be a Sale and Leaseback Transaction.

     "Secured Debt" means any indebtedness for money borrowed by, or evidenced by a note or other similar instrument of, the Guarantor, the Company or a Restricted Subsidiary, and any other indebtedness of the Guarantor, the Company or a Restricted Subsidiary on which, by the terms of such indebtedness, interest is paid or payable, including obligations evidenced or secured by leases, installment sales agreements or other instruments (other than indebtedness owed by a Restricted Subsidiary to the Guarantor or the Company, or by a Restricted Subsidiary to another Restricted Subsidiary, or by the Guarantor or the Company to a Restricted Subsidiary), which in any such case is secured by (a) a Security Interest in any property or assets of the Guarantor, the Company or any Restricted Subsidiary, or (b) a Security Interest in any shares of stock owned directly or indirectly by the Guarantor or the Company in a Restricted Subsidiary or in indebtedness for money borrowed by a Restricted Subsidiary from the Guarantor, the Company or another Restricted Subsidiary. The securing in the foregoing manner of any previously unsecured debt shall be deemed to be the creation of Secured Debt at the time such security is given. The amount of Secured Debt at any time outstanding shall be the aggregate amount then owing thereon by the Guarantor, the Company and the Restricted Subsidiaries.

     "Security Interest" means any mortgage, pledge, lien, encumbrance or other security interest which secures payment or performance of an obligation.

     "Senior Funded Debt" means any obligation of the Guarantor, the Company or any Restricted Subsidiary which constituted funded debt as of the date of its creation and that, in the case of such funded debt of the Guarantor and the Company is not subordinate and junior in right of payment to the prior payment of the Debt Securities. As used herein "funded debt" shall mean any obligation payable by its terms more than one year from the date of incurrence thereof (or renewable or extendable at the option of the obligor for a period ending more than one year after such date of incurrence), which under generally accepted accounting principles should be shown on the balance sheet as a liability.

     "Subsidiary" means any corporation or other entity of which at the time of determination the Guarantor, the Company and/or one or more Subsidiaries owns or controls directly or indirectly more than 50 percent of the voting equity securities.

     "Unrestricted Subsidiary" means (a) any Subsidiary acquired or organized after the date of the applicable Indenture, provided, however, that such Subsidiary is not a successor, directly or indirectly, to, and does not directly or indirectly own any equity interest in, any Restricted Subsidiary, (b) any Subsidiary the principal business and assets of which are located outside the United States of America (including its territories and possessions), (c) any Subsidiary the principal business of which consists of financing the acquisition or disposition of machinery, equipment, inventory, accounts receivable and other real, personal and intangible property by Persons including the Guarantor, the Company or a Subsidiary (including, without limitation, Signal Capital and its Subsidiaries), (d) any Subsidiary the principal business of which is owning, leasing, dealing in or developing real property for residential or office building purposes, and (e) any Subsidiary substantially all the assets of which consist of stock or other securities of an Unrestricted Subsidiary or Unrestricted Subsidiaries of the character described in clauses (a) through (d) of this paragraph, unless and until, in each of the cases specified in this paragraph, any such Subsidiary shall have been designated to be a Restricted Subsidiary pursuant to clause (b) of the definition of "Restricted Subsidiary."

REDEMPTION AT THE OPTION OF THE HOLDERS IN CERTAIN CIRCUMSTANCES

     The Indenture provides that if, during the 180-day period beginning 90 days before the date of first public announcement or disclosure by the Company, the Guarantor or any other Person (including, without limitation, directors or officers of the Company or the Guarantor) of an intention to effect or the occurrence of (whichever is the first to occur) a Restructuring Event (as hereinafter defined) and ending 90 days thereafter (or such longer period as the rating of the Debt Securities of such series shall be under publicly announced consideration by a National Rating Agency (as hereinafter defined)), two or more National Rating Agencies, at least one of which is either Moody's Investors Service, Inc. or Standard & Poor's Corporation, shall downgrade their respective ratings of the Debt Securities of such series from the ratings in effect at the beginning of such 180-day period (each a "Downgrading Agency") (except that if a National Rating Agency shall have downgraded its rating of the Debt Securities of such series during the 90-day period prior to such public announcement or disclosure, such National Rating Agency shall not be deemed a Downgrading Agency if it upgrades its rating of the Debt Securities of such series by the close of business on the date of such public announcement or disclosure to at least the rating (the "Threshold Rating") it had given to the Debt Securities of such series as of the beginning of such 180-day period and shall not thereafter downgrade such rating to below the Threshold Rating during such 180-day period) (the occurrence of the conditions specified above being a "Put Event"), then each holder of Debt Securities of such series shall have the right to require the Company to repurchase all or any portion of such holder's Debt Securities of such series at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (or if the Debt Securities of such series are Original Issue Discount Securities, 100% of that portion of the principal amount specified in the terms of that series that would be payable if the maturity thereof were accelerated pursuant to the Indenture), all as provided in, and subject to the terms of, the Indenture, as the Indenture may be supplemented in connection with the issuance of a series of Debt Securities thereunder. Subsequent to the occurrence of a Put Event, the Company will give a notice to each holder of Debt Securities of such series setting forth, among other things, details regarding the right of such holder to require the Company to repurchase such holder's Debt Securities of such series, the purchase date, and the name and address of the Paying Agent (which for this purpose will, in the case of Registered Securities, be the Trustee and, in the case of Bearer Securities, will be a Paying Agent in a place of payment located outside the United States) to which such Debt Securities are to be presented and surrendered. The Company will not be obligated, with respect to the Debt Securities of any series, to offer to purchase such Debt Securities or give notice to the holders thereof more than once with respect to the same Put Event. (Section 1010)

     For the purposes of this provision, the following terms shall have the following meanings:

          (i) "Restructuring Event" means any of the following: (1) any persons other than the Guarantor becoming the beneficial owners, in the aggregate, of voting stock of the Company having more than 30 percent of the voting power of all the then outstanding voting stock of the Company; (2) any person becoming the beneficial owner of voting stock of the Guarantor having more than 30 percent of the voting power of all of the then outstanding voting stock of the Guarantor, other than affiliates of Samuel Zell or Ann Lurie or their respective heirs or beneficiaries; (3) individuals who are not (i) directors of the Guarantor on the date of the Indenture, or (ii) nominated to be directors by the Board of Directors of the Guarantor, constituting a majority of the Board of Directors of the Guarantor; (4) the Company or the Guarantor consolidating with or merging into any other person (other than the Company consolidating or merging with the Guarantor), or any other person consolidating with or merging into the Company or the Guarantor, pursuant to a transaction in which capital stock of the Company or the Guarantor then outstanding (other than capital stock held by the Guarantor or capital stock held by any person which is a party to such consolidation or merger) is changed or exchanged, other than solely in connection with a change in the state of incorporation of the Guarantor or the Company to another state of the United States of America or the District of Columbia; (5) the Company, in one transaction or a series or related transactions, conveying, transferring or leasing, directly or indirectly, all or substantially all of the assets of the Company and its Subsidiaries taken as a whole (other than to a wholly owned Restricted Subsidiary of the Company); or (6) the Guarantor or any of its Subsidiaries (including the Company) paying or affecting a dividend or distribution (including by way of recapitalization or reclassification) in respect of its capital stock (other than solely to the Guarantor or any of its wholly owned Subsidiaries, or other than solely for capital stock of the Guarantor), or purchasing, redeeming, retiring, exchanging or otherwise acquiring for value any of its capital stock (other than solely from the Guarantor or any of its wholly owned Subsidiaries, or other than solely for capital stock of the Guarantor or the Company), if the cash and fair market value of the securities and assets paid or distributed (except to the Guarantor or any Subsidiary) in connection therewith (determined on the record date for such dividend or distribution or the effective date for such purchase, redemption, retirement, exchange or other acquisition), together with the cash and fair market value of the securities and assets paid or distributed in connection with all other such dividends, distributions, purchases, redemptions, retirements, exchanges and acquisitions effected (except as received by the Guarantor or any Subsidiary) within the 12-month period preceding the record date for such dividend or distribution or the effective date for such purchase, redemption, retirement, exchange or other acquisition (any such fair market value being determined on the respective record or effective dates for such other dividends, distributions, purchases, redemptions, retirements, exchanges and acquisitions), exceeds 30 percent of the aggregate fair market value of all capital stock of the Guarantor outstanding on the record date for such dividend or distribution or the effective date of such purchase, redemption, retirement, exchange or other acquisition (determined on such record or effective date);

          (ii) "National Rating Agency" means any of the following nationally recognized statistical rating organizations (and, in each case, any successor thereto): Duff & Phelps Credit Rating Co.; Moody's Investors Service, Inc.; Standard & Poor's Corporation; and Fitch Investors Service, L.P.

     The Company and the Guarantor have agreed that for so long as any of the Debt Securities of such series are outstanding and the Put Option has not risen, they shall provide such information, pay such customary rating service fees and related expenses and take all other reasonable action as shall be necessary or appropriate to enable the National Rating Agencies to provide ratings for the Debt Securities of such series. There can be no assurance that the Company will have available funds for redemption of Debt Securities on the Payment Date.

     The Company will comply with the 1934 Act to the extent applicable, and with any other applicable federal or state securities law, in connection with any obligation of the Company to purchase Debt Securities at the option of the holders thereof as described above.

EVENTS OF DEFAULT

     Each of the following will constitute an Event of Default under the Indenture with respect to Debt Securities of any series: (i) default in the payment of any interest upon any Debt Security of that series when it became due and payable, and continuance of that default for a period of 30 days; (ii) default in the payment of the principal of (or premium, if any, on) any Debt Security of that series when it became due and payable at its Maturity; (iii) default in the deposit of any sinking fund payment, when due by the terms of a Debt Security of that series; (iv) default in the performance, or breach, of any covenant or warranty of the Company or the Guarantor in the Indenture with respect to any Debt Security of that series (other than a covenant or warranty a default in the performance of which or the breach of which is specifically dealt with elsewhere or that has expressly been included in the Indenture solely for the benefit of a series other than that series), and continuance of that default or breach for a period of 30 days after written notice has been given by the Trustee, or by the Holders of at least 25% in principal amount of the Outstanding Securities of that series, as provided in the Indenture; (v) default, after any applicable grace period, by the Guarantor or the Company under any instrument evidencing indebtedness of the Guarantor or the Company, as applicable, for borrowed money, if the effect of such default is to cause more than $10,000,000 in principal amount of such indebtedness to become due prior to its stated maturity and that acceleration shall not be rescinded or annulled, or that indebtedness shall not have been discharged, before written notice related thereto has been given by the Trustee or the Holders of at least 25% in principal amount of the Outstanding Securities of that series, as provided in the Indenture; (vi) certain events in bankruptcy, insolvency or reorganization; and

(vii) any other default specified in the Prospectus Supplement relating to the Debt Securities or such series. (Section 501)

     If an Event of Default with respect to the Debt Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Security, such portion of the principal amount of such Debt Security, as may be specified in the terms of such Debt Security) to be due and payable immediately. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration if (i) the Company has paid or deposited with the Trustee a sum sufficient to pay (a) all overdue interest on all Outstanding Securities of that series, (b) the principal of (and premium, if any, on) any Debt Securities of that series which have become due otherwise than by such acceleration and any interest thereon at the rate or rates prescribed therefor in such Debt Securities, (c) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefore in such Debt Securities, and (d) certain fees of the Trustee; and (ii) all Events of Default, other than the non-payment of accelerated principal (or premium, if any) or interest on Debt Securities of that series, have been cured or waived as provided in the Indenture. (Section
502) For information as to waiver of defaults, see "Modification and Waiver".

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity. (Section
603) Subject to such provisions for the giving of security or the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Section 512)

     No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series; (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee; and (iii) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of, premium (if any) and interest on such Security on or after the applicable due date specified in such Debt Security. (Section 508)

     The Company and the Guarantor will be required to furnish to the Trustee annually a statement by certain of their respective officers as to whether or not the Company or the Guarantor, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults. (Section 1004)

MODIFICATION AND WAIVER

     Without the consent of any Holders of Outstanding Securities, the Company and the Trustee may enter into one or more supplemental indentures for any of the following purposes: (i) to evidence the succession of another Person to the Company or the Guarantor and the assumption by any such successor of the covenants of the Company or the Guarantor in the Indenture and in the Debt Securities; (ii) to add to the covenants of the Company or the Guarantor for the benefit of the Holders of all or any series of Debt Securities (and if such covenants are to be for the benefit of less than all series of Debt Securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power conferred upon the Company or the Guarantor by the Indenture; (iii) to add to or change any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the issuance of Debt Securities of any series in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of Debt Securities of any series in uncertificated form; (iv) to add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of Debt Securities; provided, however, that any such addition, change or elimination shall either (a) not adversely affect the rights of the Holders of Outstanding Securities of any series in any material respect, or (b) not apply to any Outstanding Securities of any series created prior to the execution of such supplemental indenture where such addition, change or elimination has an adverse effect on the rights of the Holders of such Outstanding Securities in any material respect; (v) to secure the Debt Securities of any series; (vi) to establish the form or terms of Debt Securities of any series as permitted by the Indenture; (vii) to evidence and provide for the acceptance of appointment of a successor Trustee under the Indenture with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee; (viii) to cure any ambiguity or defect in and to correct or supplement any provision in the Indenture or any Debt Security of any series that may be inconsistent with any other provision in the Indenture or in the Debt Security of such series, or to make any other provisions with respect to matters or questions arising under the Indenture; provided, however, that any such action shall not adversely affect the rights of the Holders of Outstanding Securities of any series in any material respect;
(ix) to modify, eliminate or add to the provisions of the Indenture to such extent as shall be necessary to effect qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), or under any similar federal statute hereafter enacted, and to add to the Indenture such other provisions as may be expressly permitted by the Trust Indenture Act; or
(x) to amend or supplement the restrictions on the procedures for resale, attempted resale and other transfers of any series of Debt Securities (whether or not Outstanding) to reflect any change in applicable law or regulation (or interpretation thereof) or in practices relating to the resale or transfer of restricted securities generally. (Section 901)

     Except as described above, the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities of each series affected by a modification or amendment (voting as one class) is required for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture pursuant to a supplemental indenture; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (i) extend the Stated Maturity of the principal of, or any installment of principal of or interest on, any Security, (ii) reduce the principal amount of, or any premium or interest on, any Debt Security, (iii) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (iv) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security, (v) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (vi) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture, (vii) reduce the percentage in principal amount of Outstanding Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or (viii) modify such provisions with respect to modification and waiver. (Section 902)

     The Holders of a majority in principal amount of the Outstanding Securities of any series may waive compliance by the Company or the Guarantor with certain restrictive provisions of the Indenture. (Section 1009) The Holders of a majority in principal amount of the Outstanding Securities of any series may waive any past default under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Security of such series affected. (Section 513)

     The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date, (i) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date, and (ii) the principal amount of a Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (i) above, of the amount described in such clause). Certain Debt Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to Section 1302, will not be deemed to be Outstanding. (Section 101)

     Except in certain limited circumstances, the Company will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee also will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Securities of that series on that record date, whether or not such Holders remain Holders after such record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specific period following the record date. For any particular record date, this period will be 90 days. (Section 104)

DEFEASANCE AND COVENANT DEFEASANCE

     If and to the extent indicated in the applicable Prospectus Supplement, the Company may elect, at its option at any time, to have the provisions of Section 1302 of the Indenture, relating to defeasance and discharge of indebtedness, or
Section 1303 of the Indenture, relating to defeasance of certain covenants in the Indenture, applied to the Debt Securities of any series, or to any specified part of the series. (Section 1301)

     Defeasance and Discharge. The Indenture provides that, upon the Company's exercise of its option (if any) to have Section 1302 applied to any Debt Securities, the Company will be discharged from all its obligations with respect to such Debt Securities (except for certain obligations to exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the sole benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest, if any, in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1302 and 1304)

     Defeasance of Certain Covenants. The Indenture provides that, upon the Company's exercise of its option (if any) to have Section 1303 applied to any Debt Securities, the Company may omit to comply with certain restrictive covenants, including those described under "Certain Covenants of the Company and the Guarantor" and in clause (v) of "Events of Default" and any that may be described in the applicable Prospectus Supplement, and the occurrence of certain Events of Default, which are described in clause (iv) (with respect to such restrictive covenants) and clause (v) under "Events of Default" and any that may be described in the applicable Prospectus Supplement, will be deemed not to be or result in an Event of Default, in each case with respect to such Debt Securities. The Company, in order to exercise such option, will be required to deposit, in trust for the sole benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest, if any, in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective stated maturities relating thereto or on redemption in accordance with the terms of the Indenture and such Debt Securities. The Company will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. (Sections 1303 and 1304)

NOTICES

     Except as may be described in any Prospectus Supplement with respect to the Holders of a particular series of Debt Securities, notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register. (Sections 101 and 106)

TITLE

     The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name a Debt Security is registered as the owner thereof (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes. (Section 308)

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York. (Section 113)

INFORMATION CONCERNING THE TRUSTEE

     The Company maintains a banking relationship with the Trustee in the ordinary course of its business, and the Trustee participates, along with several other banks, in the Company's credit facility.

                             FOREIGN CURRENCY RISKS

GENERAL

     The principal of, or any premium or interest on, Debt Securities of a series may be denominated in such foreign currencies or currency units as may be designated by the Company at the time of offering (the "Foreign Currency Securities").

     THE INFORMATION SET FORTH BELOW DOES NOT DESCRIBE ALL RISKS OF AN INVESTMENT IN FOREIGN CURRENCY SECURITIES THAT RESULT FROM SUCH DEBT SECURITIES BEING DENOMINATED IN A FOREIGN CURRENCY OR CURRENCY UNIT EITHER AS SUCH RISKS EXIST AT THE DATE OF THIS PROSPECTUS OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. ANY ADDITIONAL MATERIAL FOREIGN CURRENCY RISKS PERTAINING TO A PARTICULAR DEBT SECURITY DENOMINATED IN A FOREIGN CURRENCY WILL BE DISCLOSED IN THE PROSPECTUS SUPPLEMENT REGARDING SUCH DEBT SECURITY. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN FOREIGN CURRENCY SECURITIES. FOREIGN CURRENCY SECURITIES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

     Unless otherwise indicated in the applicable Prospectus Supplement, a Foreign Currency Security will not be sold in, or to a resident of, the country of the Specified Currency (as defined below) in which such Debt Security is denominated. The information set forth below is by necessity incomplete and prospective purchasers of Foreign Currency Securities should consult their own financial and legal advisors with respect to any matters that may affect the purchase or holding of a Foreign Currency Security or the receipt of payments of principal of and any premium and interest on a Foreign Currency Security in a Specified Currency.

EXCHANGE RATES AND EXCHANGE CONTROLS

     An investment in Foreign Currency Securities entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in the rate of exchange between the U.S. dollar and the currency or currency unit designated by the Company at the time of offering for payments of principal or any premium or interest on the Foreign Currency Securities (the "Specified Currency") and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. Such risks generally depend on economic and political events and the supply of and demand for the relevant currencies over which the Company has no control. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Foreign Currency Security. Depreciation of the Specified Currency applicable to a Foreign Currency Security against the U.S. dollar would result in a decrease in the U.S. dollar-equivalent yield of such Debt Security, in the U.S. dollar-equivalent value of the principal repayable at Maturity or any premium or interest on such Debt Security and, generally, in the U.S. dollar-equivalent market value of such Debt Security.

     Governments have imposed from time to time exchange controls and may in the future impose or revise exchange controls at or prior to a Foreign Currency Security's Maturity. Even if there are not exchange controls, it is possible that the Specified Currency for any particular Foreign Currency Security would not be available at the time or times of payment on such Debt Security due to circumstances beyond the control of the Company.

JUDGMENTS

     In the event an action based on Foreign Currency Securities were commenced in a court of the United States, it is likely that such court would grant judgment relating to such Debt Securities only in U.S. dollars. It is not clear, however, whether, in granting such judgment, the rate of conversion into U.S. dollars would be determined with reference to the date of default, the date judgment is rendered or some other date. Holders of Foreign Currency Securities would bear the risk of exchange rate fluctuations between the time the amount of the judgment is calculated and the time the Trustee converts U.S. dollars into the Specified Currency for payment of the judgment.

                              PLAN OF DISTRIBUTION

     The Company may sell Debt Securities being offered hereby: (i) directly to purchasers, (ii) through agents, (iii) through underwriters and (iv) through dealers.

     Offers to purchase Debt Securities may be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If underwriters are utilized in the sale, the Company and the Guarantor will execute an underwriting agreement with such underwriters at the time of sale to such underwriters and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement which will be used by the underwriters to make resales of the Debt Securities in respect of which this Prospectus is delivered to the public. Any underwriters will acquire Debt Securities for their own account and may resell such Debt Securities from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined at the time of sale. Debt Securities may be offered to the public either through underwriting syndicates represented by managing underwriters, or directly by the managing underwriters. Only underwriters named in the Prospectus Supplement are deemed to be underwriters in connection with the Debt Securities offered thereby. If any underwriters are utilized in the sale of the Debt Securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of Debt Securities will be obligated to purchase all such Debt Securities, if any are purchased.

     If a dealer is utilized in the sale of the Debt Securities in respect of which this Prospectus is delivered, the Company will sell such Debt Securities to the dealer, as principal, and the terms of the transaction will be set forth in the Prospectus Supplement. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale.

     Agents, underwriters and dealers may be entitled under agreements entered into with the Company and the Guarantor to indemnification by the Company and the Guarantor against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make in respect thereof. Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for the Company or the Guarantor in the ordinary course of business.

     Offers to purchase Debt Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain institutions to purchase Debt Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and unless the Company otherwise agrees the aggregate principal amount of Debt Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except the purchase by an institution of the Debt Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Debt Securities pursuant to Contracts accepted by the Company.

     The place, time of delivery, specific terms and manner of sale for the Debt Securities in respect of which this Prospectus is delivered are set forth in the accompanying Prospectus Supplement.

     All Debt Securities will be a new issue of securities with no established trading market. Any underwriters to whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any Debt Securities.

                                 LEGAL MATTERS

     The validity of the Debt Securities and the Guarantee will be passed upon for the Company and the Guarantor, as applicable, by James E. Knox, Senior Vice President, General Counsel and Secretary of the Guarantor. Mr. Knox owns a total of 464,244 shares and options to acquire shares of the Guarantor's common stock. Certain legal matters will be passed upon for the underwriters, dealers, purchasers or agents by Foley & Lardner, Milwaukee, Wisconsin.

                                    EXPERTS

     The consolidated financial statements and schedules included in the Annual Report on Form 10-K of Anixter International Inc. for the year ended December 31, 1995, incorporated by reference in this Prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE GUARANTOR OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE GUARANTOR SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                   PROSPECTUS

                                         PAGE
                                         ----
Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     2
The Company...........................     3
The Guarantor.........................     4
Use of Proceeds.......................     4
Ratios of Earnings to Fixed Charges...     4
Description of the Debt Securities....     4
Foreign Currency Risks................    18
Plan of Distribution..................    19
Legal Matters.........................    21
Experts...............................    21

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                                     [LOGO]

                                  $200,000,000

                                DEBT SECURITIES

                            -----------------------

                                   PROSPECTUS
                            -----------------------
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                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the issuance and distribution of the securities covered hereby, other than underwriting and other discounts and commissions, are, subject to future contingencies, estimated to be as follows:

        Securities and Exchange Commission Registration Fee................   $ 68,966
        Printing and Engraving Expenses....................................     20,000
        Fees of Rating Agencies............................................    110,000
        Trustee Fees and Expenses..........................................      7,000
        Accounting Fees and Expenses.......................................     18,000
        Legal Fees and Expenses............................................     10,000
        Miscellaneous Expenses.............................................      6,034
                                                                              --------
             Total.........................................................   $240,000
                                                                              ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to the Delaware General Corporation Law, the Registrants' By-Laws and individual indemnity agreements, directors and officers of the Registrants are entitled to mandatory indemnification from the applicable Registrant against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in defense thereof, if (in the latter case only) the director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the applicable Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Expenses for the defense of any action for which indemnification may be available may be advanced by the Registrants under certain circumstances.

     The indemnification provided by the Delaware General Corporation Law and the Registrants' By-Laws is not exclusive of any other rights to which a director or officer of the respective Registrants may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

     The Registrants maintain a liability insurance policy for their directors and officers as permitted by Delaware law which may extend to, among other things, liability arising under the Securities Act of 1933.

     The proposed form of Underwriting Agreement for the Debt Securities contains provisions under which the Underwriters agree to indemnify the directors and officers of the Registrants against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 16. EXHIBITS.

     The exhibits filed herewith are as specified on the Exhibit Index included herein.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Skokie, State of Illinois, on July 30, 1996.

                                          ANIXTER INC.

                                          By:    /s/ ROBERT W. GRUBBS, JR.

                                            ------------------------------------
                                            Robert W. Grubbs, Jr.
                                            President and Chief Executive
                                              Officer

     Each person whose signature appears below constitutes and appoints James E. Knox and John A. Dul, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully to or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             SIGNATURE                                  TITLE                          DATE
- -----------------------------------   ------------------------------------------   -------------
     /s/ ROBERT W. GRUBBS, JR.        President, Chief Executive Officer and       July 30, 1996
- -----------------------------------   Director (Principal Executive Officer)
       Robert W. Grubbs, Jr.

       /s/ DENNIS J. LETHAM           Executive Vice President-Finance             July 30, 1996
- -----------------------------------   (Principal Financial Officer)
         Dennis J. Letham

      /s/ JAMES M. FROISLAND          Vice President-Controller                    July 30, 1996
- -----------------------------------   (Principal Accounting Officer)
        James M. Froisland

        /s/ ROD F. DAMMEYER           Director                                     July 30, 1996
- -----------------------------------
          Rod F. Dammeyer

         /s/ JAMES E. KNOX            Director                                     July 30, 1996
- -----------------------------------
           James E. Knox

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on July 30, 1996.

                                          ANIXTER INTERNATIONAL INC.

                                          By:       /s/ ROD F. DAMMEYER

                                            ------------------------------------
                                            Rod F. Dammeyer
                                            President and Chief Executive
                                              Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             SIGNATURE                                  TITLE                           DATE
- -----------------------------------   ------------------------------------------   --------------
        /s/ ROD F. DAMMEYER           President, Chief Executive Officer and       July 30, 1996
- -----------------------------------   Director
          Rod F. Dammeyer             (Principal Executive Officer)

       /s/ DENNIS J. LETHAM           Senior Vice President-Finance                July 30, 1996
- -----------------------------------   (Principal Financial Officer)
         Dennis J. Letham

      /s/ JAMES M. FROISLAND          Vice President-Controller                    July 30, 1996
- -----------------------------------   (Principal Accounting Officer)
        James M. Froisland

       /s/ LORD JAMES BLYTH*          Director                                     July 30, 1996
- -----------------------------------
         Lord James Blyth

      /s/ BERNARD F. BRENNAN*         Director                                     July 30, 1996
- -----------------------------------
        Bernard F. Brennan

    /s/ ROBERT E. FOWLER, JR.*        Director                                     July 30, 1996
- -----------------------------------
       Robert E. Fowler, Jr.

     /s/ ROBERT W. GRUBBS, JR.        Director                                     July 30, 1996
- -----------------------------------
       Robert W. Grubbs, Jr.

       /s/ F. PHILIP HANDY*           Director                                     July 30, 1996
- -----------------------------------
          F. Philip Handy

       /s/ MELVIN N. KLEIN*           Director                                     July 30, 1996
- -----------------------------------
          Melvin N. Klein

             SIGNATURE                                  TITLE                           DATE
- -----------------------------------   ------------------------------------------   --------------
   Petty/s/ SHELI Z. ROSENBERG*       Director                                     July 30, 1996
- -----------------------------------
        Sheli Z. Rosenberg

       /s/ STUART M. SLOAN*           Director                                     July 30, 1996
- -----------------------------------
          Stuart M. Sloan

      /s/ THOMAS C. THEOBALD*         Director                                     July 30, 1996
- -----------------------------------
        Thomas C. Theobald

         /s/ SAMUEL ZELL*             Director                                     July 30, 1996
- -----------------------------------
            Samuel Zell

*By:      /s/ JAMES E. KNOX

     ---------------------------
            James E. Knox
          Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                    DOCUMENT DESCRIPTION
- -------   ------------------------------------------------------------------------------------
(1)       Form of Underwriting Agreement relating to the Debt Securities.
(4.1)     Form of Indenture among Anixter Inc., Anixter International Inc. and The Bank of New
          York, as Trustee, relating to the Debt Securities and the Guarantee.
(5)       Opinion of James E. Knox (including consent of counsel).*
(12)      Statement re computation of ratios of earnings to fixed charges.
(23.1)    Consent of Ernst & Young LLP.
(23.2)    Consent of James E. Knox (filed as part of Exhibit (5)).*
(24.1)    Powers of Attorney for Anixter Inc. (included on the applicable signature page of this Registration Statement).
(24.2)    Powers of Attorney for Anixter International Inc.
(25)      Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York.

- -------------------------
* To be filed by amendment.